Exhibit 10.23

Charge Enterprises, Inc.
Description of Oral Agreement with KORR Acquisition Group, Inc.

Charge Enterprises, Inc. (the “Company”) has entered into an informal at-will arrangement with KORR Acquisitions Group, Inc., an entity controlled by Kenneth Orr, the Company’s chairman of the board of directors (“KORR”).

Pursuant to the terms of the arrangement, KORR will provide investment advisory services on an as-needed basis as requested by the Company. In connection with such services, KORR shall be responsible for the investment and reinvestment of certain assets of the Company, as may be designated by Company, from time to time, to be subject to KORR’s management (the “Assets”). In connection with such services, KORR shall be granted discretionary authority, without prior consultation with the Company, to buy, sell, trade and allocate in and among stocks, bonds and other securities and/or contracts relating to the same, or otherwise, and to provide instructions in furtherance of such authority, provided the value of the Assets shall not exceed 20% of the Company’s total assets.

The Company’s arrangement with KORR is at will and may be terminated at any time. Any compensation that the Company may determine to pay to KORR for its advisory services will be made based upon the approval of such arrangements by the independent members of the Company’s board of directors, subject to approval by the entire board, and not more than industry standards.